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                                                                    EXHIBIT 3.11




                   ARTICLES OF AMENDMENT BY BOARD OF DIRECTORS
                                TO THE CHARTER OF
                                 TENGASCO, INC.

Pursuant to the provisions of Section 48-16-102 of the Tennessee Business Company Act, the undersigned Company executes the following Certificate of Amendment to its Charter.

1.     The name of the Company is Tengasco, Inc. (the "Company").

2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Company on December 7, 1999, pursuant to the authority vested in it by the Charter of the
       Company:

       WHEREAS, the Charter of the Company presently authorizes the issuance of 25,000,000 shares of Preferred Stock, $.0001 par value per share, in one or more series upon terms and conditions that are to be designated by the Board of Directors; and

       WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series B 8% Cumulative Convertible Preferred Stock," and

       WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series B 8% Cumulative Convertible Preferred Stock in their entirety are as provided herein.

       NOW, THEREFORE, be it

       RESOLVED, that a series of the class of authorized Preferred Stock, $.0001 par value per share, of the Company hereinafter designated "Series B 8% Cumulative Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

             Section 1. Designation and Amount.

       The shared of such series shall be designated as the "Series B 8% Cumulative Convertible Preferred Stock" (the "Series B Shares") and the number of shares initially constituting such series shall be 100,000 which may be issued in whole or fractional shares.

              Section 2. Dividends and Distributions:

       (a) The holders of Series B Shares shall be entitled to receive dividends at a rate of eight percent (8%) of the liquidation preference of $100 per share per annum, which shall be fully


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 cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock, $.0001 par value per share, of the Company (the "Common Stock")) or other distribution on the Common Stock of the Company. The holders of Series B Shares shall not have preference but shall be entitled to equal dividends or distributions to holders of subsequent series of preferred stock issued by the Company, if any. However, dividends or distributions made to holders of Series A 8% Cumulative Convertible Preferred Stock ("Series A Shares") shall have preference over any dividends or distributions made to holders of Series B Shares. If the dividends on the Series B Shares cannot legally be paid in full, dividends shall be paid, to the maximum permissible extent, to the holders of the Series B Shares, pari passu. The dividends on the Series B Shares shall accrue from the date of issuance of each share and shall be payable quarterly with respect to each calendar quarter on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Date"),commencing on March 31, 2000, to the holders of record of the Series B Shares on the first day of the month for each Dividend Date (each, a "Record Date"), except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Tennessee are permitted to be closed (a "Business Day"). The dividends on the Series B Shares shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The amount of dividends payable for any period that is shorter or longer than 30 days shall be computed on the basis of a 360-day year of twelve 30-day months. All accrued but unpaid dividends shall accrue interest after each Dividend Date at a rate of eight percent (8%) per annum from each Dividend, Date, computed on the basis of a 360-day year of twelve 30-day months.

       (b) The holders of Series B Shares shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designation of Series B Shares.

             Section 3. Voting Rights

       The holders of the Series B Shares shall have no voting rights prior to the conversion of such shares to the Company's Common Stock.

             Section 4. Liquidation. Dissolution. Winding Up or Certain Mergers or Consolidations.

        If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, or engage in a merger, plan of reorganization or consolidation in which the Company is not the surviving Company, then and in that event, holders of Series A Shares shall have a liquidation preference over holders of Series B

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Shares. Holders of Series B Shares shall not have a preference but shall be entitled to equal liquidation preference with holders of subsequent series of preferred stock issued by the Company, if any. If upon any liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the "Liquidation Preferences" of the Series B Shares, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Series B Shares and any subsequent series of preferred stock issued by the Company. For the purposes hereof, the term "Liquidation Preference(s)" shall mean $100 per share with respect to each of the Series B Shares, plus any and all accrued unpaid dividends thereon.

       Section 5. Conversion.

         (a) Right to Convert: Subject to the provisions for adjustment hereinafter set forth, each Series B Shares shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance, the Liquidation Preference ($100 per share) of each Series B Share may, at the option of the holder thereof, be converted at a rate (the "Conversion Rate") equal to the average closing price of the Company's common stock for the thirty (30) business days immediately preceding a closing of any sale of such Series B Shares; however, in no event shall the conversion rate be less than $9.00 per share, subject to the adjustments described herein.

             1.    Adjustments to Conversion Rate:

             (i)   The following definitions shall apply for purposes of this
             Section:

                  (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                  (B) "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Commons Stock.

                  (C) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 5(b)(iii), deemed to be issued) by the Company after the Series B Original Issue Date (as defined herein), other than shares of Common Stock issued or issuable:

                    (i) upon conversion of Series B Shares:

                    (ii) a transaction described in Section 5(b)(vi):

                    (iii) pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement approved by the Board of Directors;



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                    (iv) pursuant to the terms of any stock grant, option,
warrant, employment agreement or other written obligation, agreement or commitment to which the Company was a party as of the Series B Original Issue Date (as defined herein) and which was disclosed in the Company's filing with the Securities and Exchange Commission; or

                    (v) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii), (iii) or (iv).

                   (D) "Series B Original Issue Date" shall mean the date on which the first Series B Share was issued.

             (ii) No Adjustment of Series B Shares Conversion Rate: No adjustment in the Conversion Rate shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Rate in effect on the date of, and immediately prior to, such issue.

             (iii) Deemed Issue of Additional Shares of Common Stock:

                   (A) Options and Convertible Securities: In the event the Company at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holder of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(b)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Rate in effect on the date of an immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) except as provided in Section 5(b)(iii)(A)(ii) hereof, no further adjustment in the Conversion Rate shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any changes in the consideration payable to the Company, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect

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against dilution), the Conversion Rate computed upon the original issue thereof
(or upon the occurrence of record date with respect thereto) and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                    (iii) no readjustment pursuant to clause (ii) above shall have the effect of increasing the Conversion Rate to an amount which exceeds the lower of (1) the Conversion Rate on the original adjustment date or (2) the Conversion Rate that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

       (iv) Adjustment of Conversion Rate Upon the Issuance of Additional
Shares of Common Stock: In the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per shares less than the Conversion Rate in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Rate shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Rate; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

       (v) Determination of Consideration: For purposes of this Section, the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                    (A)  Cash and Property: Such consideration shall:

                        (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;

                        (ii) insofar as it consists of property other then cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                        (iii) in the event Additional Shares of Common Stock are issued together, with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

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                    (B) Options and Convertible Securities. The consideration
per shares received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(b)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                    (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number ) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities

       (vi)  Other Adjustments.

             (A) Subdivisions, Combinations, or Consolidations of Common Stock:
 In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

             (B) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or Merger (i) in which the Company is the continuing entity and which does not result in any change in the Common Stock or (ii) which is treated as a liquidation pursuant to Section 4 hereof), the Series B Shares shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its Series B Shares into Common Stock. The provisions of this

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Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

            (c) Fractional Shares. In lieu of any fractional shares to which the holder of a Series B Share would otherwise be entitled upon conversion, the Company shall pay equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

            (d) No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Shares against impairment.

            (e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Shares. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

             Section 6. Reports as to Adjustments.

             Whenever the Conversion Rate or the type of securities, case or other property into which the Series B Shares may be converted is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding Series B Shares at their respective addresses as the same shall appear in the Company's stock records, a notice stating that the Conversion Rate has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each Series B Share is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment became effective.

             Section 7.  Redemption.

            (a) All, but not less than all, of the Series B Shares may be redeemed upon payment of $100 per Series B Share, plus accrued and unpaid dividends thereon (the "Redemption Price"), at any time by the Company at its sole discretion upon thirty (30) days' written notice to the holders of the Series B Shares provided that (i) the Company's shares of Common Stock shall be listed for

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trading on a national securities exchange, or the American Stock Exchange on the
"Redemption Date" (as hereinafter defined); (ii) the closing sale of the Company's Common Stock as reported on such national securities exchange or the American Stock Exchange sha11 have exceeded one hundred and fifty percent (150%) of the conversion rate set out above for the sixty (60) consecutive trading days preceding the date of the Redemption Date; and the Company may not under any circumstances exercise a right to redeem Series B shares within one year from the closing of the sale of any securities offered pursuant to this offering.

            (b) Any notice of redemption ("Redemption Notice") given by the Company with respect to the Series B Shares shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series B Shares, at the address last shown on the records of the Company for such holder or given by the holder to the Company, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the "Redemption Date") not earlier than 30 days after the mailing of the Redemption Notice on which the Series B Shares then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Company. The Redemption Notice shall call upon each holder of Series B Shares to either (i) surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the Series B Shares to be redeemed, or (ii) convert the Series B Shares into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 above. If the Company elects to redeem shares pursuant to this Section 7 and defaults or fails to perform its redemption obligations pursuant to this Section 7 in connection therewith, the holders of the Series B Shares shall then have the absolute right to convert such Series B Shares into Common Stock in accordance with the provisions of Section 5.

            (c) On the Redemption Date, the Company shall pay to the person whose name appears on the certificate or certificates of the Series B Shares that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Company in the manner and at the place designated in the Redemption Notice, the Redemption Value, and thereupon each surrendered certificate shall be canceled.

            (d) If the funds of the Company legally available for redemption of the Series B Shares are insufficient to redeem the total number of Series B Shares outstanding on the Redemption Date, the Series B Shares shall be redeemed (on a pro rata basis from the holders of the Series B Shares, from time to time), to the extent the Company is legally permitted to do so, and the redemption obligations of the Company hereunder will be a continuing obligation until the Company's redemption of all of the Series B Shares.

            (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Shares (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose

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 whatsoever.

            Section 8   Mandatory Redemption

            (a) On the fifth anniversary after the issuance of the first Series B Shares (the "Mandatory Redemption Date"), the Company shall redeem all of the outstanding Series B Shares at a redemption price equal to the Liquidation Preference as that term is defined herein (the "Mandatory Redemption Price").

            (b) At least thirty days prior to the Mandatory Redemption Date, written notice (the "Mandatory Redemption Notice") shall be mailed, first class postage, prepaid, by the Company to each holder of record of Series B Shares, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption which is to be effected, the Mandatory Redemption Date, the Mandatory Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Company, in the manner and at the place designated, a certificate or certificates representing the total number of Series B Shares held by such holder. On or after the Mandatory Redemption Date, each holder of Series B Shares shall surrender to the Company the certificate or certificates representing the Series B Shares owned by such holder as of the Mandatory Redemption Date, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

            (c) From and after the Mandatory Redemption Date, unless there shall have been a default in the payment of the Mandatory Redemption Price, all rights of the holders of shares which have been redeemed (except the right to receive the, Mandatory Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

             Section 9. Forced Conversion

            (a) From and after 180 days after a registration statement for the resale of the Series B Shares filed with the Securities and Exchange Commission is declared effective, the Company may force all, but not some, of the holders of Series B Shares to convert such shares to the Company's Common Stock (the "Forced Conversion") pursuant to Section 5 above at the Conversion Rate as that term is defined therein, provided, however, that the closing price of the Company's Common Stock each day during the twenty (20) consecutive business days prior to such Forced Conversion must be, at least equal to or greater than one hundred fifty (150%) percent of the Conversion Rate.

            (b) At least thirty (30) days prior to the Forced Conversion, written notice (the "Forced Conversion Notice") shall be mailed, first class postage prepaid by the Company to each holder, of record of Series B Shares, at the address last shown on the records of the Company for such holder, notifying such holder of the forced conversion which is to be effected. On or after the date of the Forced Conversion, each holder of a Series B Shares shall surrender to the Company the certificate or certificates representing the specified percentage of shares of Series B Shares owned by such

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holder as of the date of the Forced Conversion in the manner and at the place designated in the Forced Conversion Notice, and thereupon the Company shall issue and deliver shares of Common Stock to the holders in the manner and number as set forth herein.

            Section 10. Reacquired Shares.

            Any Series B Shares converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Tennessee Business Company Act. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.0001 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.0001 par value, of the Company.

            The resolution was adopted by the Board of Directors by written consent as of December 7, 1999, at which a quorum was present throughout.

3. The Charter of the Company is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and imitations of each such class and series are as stated in the resolution.

                                       TENGASCO, INC.


                                       /s/ Terry W. Piesker
                                       ----------------------
                                       Name: Terry W. Piesker
                                       Title: President


                                       /s/ Elizabeth Wendelken
                                       ------------------------
                                       Name: Elizabeth Wendelken
                                       Title: Secretary

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